Exhibit 10.07
OCEANEERING INTERNATIONAL, INC. 2008 ANNUAL CASH BONUS AWARD PROGRAM
On March 5, 2008, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Oceaneering International, Inc. (the “Company”) approved the 2008 Annual Cash Bonus Award Programs (a) for Executive Officers of the Company and (b) for all other participating employees, of the Company or a subsidiary of the Company, each under the 2005 Incentive Plan of the Company. In the case of Executive Officers, cash bonuses are based on the level of achievement of net income for the Company in 2008 (“Net Income”) as compared to planned results approved by the Compensation Committee (100% of award). In the case of all other participating employees: (a) with respect to corporate employee participants, cash bonuses are based upon level of achievement as compared to planned results of: (i) Net Income (70% of award) and (ii) Individual Goals (30% of award); (b) with respect to profit center executives, cash bonuses are based on the level of achievement as compared to planned results of: (i) Net Income (50% of award), and (ii) goals of the executive’s profit center (50% of award), which profit center percentage amount is comprised of the level of achievement as compared to planned results of the following: operating income of the profit center (50%), HSE goals (20%), and objectives for the profit center (30%); and (c) for all other participating employees, based upon the level of achievement as compared to planned results of: (i) Net Income (20% of award), (ii) goals of the participant’s profit center (50%, which is comprised of the same elements as for profit center executives), and (iii) Individual Goals (30%).
The maximum cash award achievable for each participant is a percentage approved by the Compensation Committee of the participant’s annual base salary in U.S. dollars as of March 1, 2008. For Executive Officers, that percentage ranges from 60%-150%. The Compensation Committee has discretion to award a lower amount than that amount which is otherwise determined under the terms of the program. To receive a cash award, a participant must be employed by the Company or a subsidiary of the Company at the time the cash awards are approved for payment by the Compensation Committee. Payment of any cash awards shall be made no later than March 15, 2009.